Exhibit 99.1

Cost Plus, Inc. Reports First Quarter 2011 Results and Provides Outlook for the Second Quarter

Oakland, CA — May 19, 2011 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its first quarter ended April 30, 2011 and provided financial guidance for the second quarter and full year of fiscal 2011.

First Quarter Highlights

•	Same store sales increased 5.5% versus a 5.6% increase for the first quarter last year

•	Customer count increased 6.5% compared to a 7.4% increase for the first quarter last year

•	Gross profit rate increased 120 basis points to 31.7% versus 30.5% for the first quarter last year

•	Net loss for the quarter was $3.4 million versus a $10.3 million net loss for the first quarter last year

•	Achieved non-GAAP EBITDA of $5.0 million compared to a $1.0 million loss for the first quarter last year

First Quarter Results from Continuing Operations

Net sales for the first quarter of fiscal 2011 were $199.7 million, a 5.9% increase compared to $188.6 million for the first quarter of fiscal 2010. Same store sales for the first quarter of fiscal 2011 increased 5.5% compared to a 5.6% increase for the first quarter last year. The increase in same store sales for the first quarter was due to an increase in customer count of 6.5% offset by a 1.0% reduction in the average ticket per customer.

Gross profit rate was 31.7% for the first quarter of fiscal 2011 versus 30.5% for the first quarter last year. The 120 basis point increase was primarily due to lower occupancy expenses and the leveraging of those expenses on higher sales, as well as improved merchandise margin compared to the first quarter last year.

Barry Feld, President and Chief Executive Officer, commented, “I am pleased with our first quarter 2011 results as we met or exceeded the high end of our first quarter guidance across all line items. We continue to drive increases in traffic, conversion and units-per-transaction while improving our gross margin and significantly reducing losses.”

Selling, general and administrative (SG&A) expenses as a percentage of net sales for the first quarter of fiscal 2011 were 31.6% versus 32.8% for the first quarter last year. The decrease in SG&A expenses as percentage of net sales for the first quarter is the result of increased leverage on higher sales.

The Company had $0.3 million in store closure costs from continuing operations for the first quarter of fiscal 2011 compared to $2.7 million for the first quarter last year. The Company closed four stores in the first quarter of fiscal 2011 versus relocating one store and closing five stores in the first quarter of fiscal 2010. All of the stores closed in the first quarters of fiscal 2011 and 2010 are included in continuing operations, and the four stores that closed during the first quarter of fiscal 2011 were lease expirations that had no lease exit costs associated with their closures.

Net loss for the first quarter of fiscal 2011 was $3.4 million or $0.15 per diluted share versus a net loss of $10.3 million or $0.47 per diluted share for the first quarter of fiscal 2010.

Mr. Feld, further commented, “Our second quarter guidance reflects the four week shift in the launch of the outdoor category due to the very late Easter holiday and subsequent compression of the Mother’s day business when compared with last year. While we are well positioned to have another strong outdoor season this year, we do expect a truncation in the outdoor business year-over-year as a result of a shorter outdoor selling season. Our first quarter results put us in a position to surpass our previously released full year 2011 outlook and we have provided increased full year guidance.”

The Company ended the quarter with $41.0 million in borrowings and $7.8 million in letters of credit outstanding under its asset-based credit facility compared to $61.7 million in borrowings and $10.0 million in letters of credit at the end of the first quarter last year. The percentage utilization under the credit facility at the end of the first quarter of fiscal 2011 was 38% versus 55% at the end of the first quarter last year. The revolving credit facility is asset-based and expires in January 2016. The Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months and the foreseeable future.

Second Quarter and Updated Fiscal 2011 Outlook - Continuing Operations

For the second quarter of fiscal 2011, the Company expects net sales in the range of $195 million to $199 million, based on a same store sales increase in the range of 2% to 4% compared to a same store sales increase of 6.5% for the second quarter of fiscal 2010. For fiscal 2011, the Company expects net sales in the range of $946 million to $956 million, based on a same store sales increase in the range of 4% to 5% compared to a same store sales increase of 7.2% for fiscal 2010.

Gross profit as a percentage of net sales for the second quarter of fiscal 2011 is expected to be in the range of 29.4% to 29.7% compared to 31.6% last year. Gross profit as a percentage of net sales for fiscal 2011 is expected to be in the range of 31.9% to 32.1% compared to 31.7% for fiscal 2010.

The Company is projecting a net loss from continuing operations for the second quarter of fiscal 2011 in the range of $10 million to $8 million or $0.44 to $0.37 per diluted share compared to a net loss from continuing operations of $6.6 million for the second quarter of fiscal 2010. For fiscal 2011, the Company has increased its outlook for net income from continuing operations to the range of $13 million to $15 million or $0.54 to $0.63 per diluted share compared to net income from continuing operations of $4.7 million for fiscal 2010.

For the second quarter of fiscal 2011, the Company is projecting earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations in the range of a $1.5 million loss to EBITDA of $0.5 million compared to $2.4 million for the second quarter of fiscal 2010. For fiscal 2011, the Company is projecting EBITDA from continuing operations in the range of $49 million to $52 million compared to $39.5 million for fiscal 2010.

The Company intends to close one store in the second quarter of fiscal 2011 versus no store openings or closures during the second quarter last year.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of May 19, 2011, the Company operated 259 stores in 30 states.

The Company’s first quarter earnings conference call will be today, May 19, 2011, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-901-5226 and the access code is 51979441. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 88686576, from 4:30 p.m. PT Thursday, May 19, 2011 to 4:30 p.m. PT on Thursday, June 2, 2011. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.worldmarket.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such forward-looking statements include, but are not limited to, statements relating to our second quarter and fiscal 2011 outlook, and our liquidity position for the next 12 months and the foreseeable future. The risks and uncertainties include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather and other seasonal considerations; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

This release references the non-GAAP financial measure of EBITDA. The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the first quarter of 2011 and for the outlook numbers provided for the second quarter and full year of fiscal 2011. The non-GAAP measure presented may not be comparable to similarly titled measures reported by other companies. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The following table is a reconciliation of the Company’s net loss from continuing operations to EBITDA from continuing operations for the first quarter of fiscal 2011 and 2010:

	First Quarter
(In thousands)	FY11	FY10
Net loss from continuing operations	($3,035)	($10,085)
Add back:
Net interest expense	3,081	2,722
Income tax expense/(benefit)	(85)	158
Depreciation and amortization expense	5,023	6,217

EBITDA from continuing operations	$4,984	($988)

The following table is a reconciliation of the Company’s projected net income/(loss) from continuing operations to EBITDA from continuing operations for the second quarter and full year of fiscal 2011 compared to actual results for the second quarter and full year of last year:

	Second Quarter			Full Year
(In thousands)	FY11[1] Outlook		FY10	FY11[1] Outlook		FY10
Net income/(loss) from continuing operations	($10,000)	($8,000)	($6,619)	$13,000	$15,000	$4,674
Add back:
Net interest expense	3,200	3,200	2,719	13,000	13,000	11,115
Income tax expense	—	—	192	2,000	3,000	876
Depreciation and amortization expense	5,300	5,300	6,147	21,000	21,000	22,791

EBITDA from continuing operations	($1,500)	$500	$2,439	$49,000	$52,000	$39,456

1.	The expected results for fiscal 2011 are provided in the table in a range for the quarter and the full year.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	First Quarter
	April 30, 2011		May 1, 2010
Net sales	$199,710	100.0%	$188,637	100.0%
Cost of sales and occupancy	136,318	68.3	131,109	69.5

Gross profit	63,392	31.7	57,528	30.5

Selling, general and administrative expenses	63,109	31.6	61,913	32.8
Store closure costs	322	0.2	2,714	1.4
Store preopening expenses	—	0.0	106	0.1

Loss from continuing operations, before interest and taxes	(39)	0.0	(7,205)	(3.8)
Net interest expense	3,081	1.5	2,722	1.4

Loss from continuing operations before income taxes	(3,120)	(1.6)	(9,927)	(5.3)
Income tax (benefit)/expense	(85)	0.0	158	0.1

Net loss from continuing operations	(3,035)	(1.5)	(10,085)	(5.3)

Loss from discontinued operations	(331)	(0.2)	(226)	(0.1)

Net loss	$(3,366)	(1.7)%	$(10,311)	(5.5)%

Net loss per diluted share from continuing operations	$(0.14)		$(0.46)
Net loss per diluted share from discontinued operations	$(0.01)		$(0.01)
Net loss per diluted share	$(0.15)		$(0.47)

Weighted average shares outstanding - diluted	22,122		22,087

New stores opened	0		1

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	April 30, 2011	May 1, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,415	$2,680
Merchandise inventories, net	185,421	182,857
Other current assets	18,380	18,794

Total current assets	207,216	204,331

Property and equipment, net	141,234	158,366
Other assets, net	5,788	3,882

Total assets	$354,238	$366,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,197	$51,194
Accrued compensation	15,247	14,382
Revolving line of credit	41,000	—
Current portion of long-term debt	884	888
Other current liabilities	24,104	28,543

Total current liabilities	136,432	95,007

Revolving line of credit	—	61,700
Capital lease obligations	5,807	6,676
Long-term debt - distribution center lease obligations	111,621	112,505
Other long-term obligations	24,600	26,600

Shareholders’ equity:
Common stock	222	221
Additional paid-in capital	173,546	171,663
Accumulated deficit	(97,990)	(107,793)

Total shareholders’ equity	75,778	64,091

Total liabilities and shareholders’ equity	$354,238	$366,579

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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